For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA INC. REPORTS SECOND QUARTER 2013 RESULTS

AND PROVIDES MARKET UPDATE

Hong Kong – August 8, 2013 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the second quarter ended June 30, 2013 and reviewed recent corporate progress.

Highlights:

•	Total consolidated revenue of $5.8 million for the second quarter of 2013
•	Total revenue from gaming operations of $5.7 million for the second quarter of 2013
•	Average consolidated win per unit per day (WUD) from slot operations of $135 for the second quarter of 2013
•	Dreamworld Pailin, the Company’s first casino development project, contributed $907,000 to gaming revenue for the second quarter of 2013
•	Adjusted EBITDA (earnings from continuing operations before interest, taxes, depreciation, amortization and non-cash charges) of $1.9 million for the second quarter of 2013
•	Net loss from continuing operations of $385,000 for the second quarter of 2013
•	Cash balance of $4.8 million and zero debt as of June 30, 2013
•	The Company is preparing to implement a strategic plan to refocus the gaming operations of Dreamworld Pailin with the goal of improving its bottom-line performance
•	Dreamworld Poipet, a slot hall developed by the Company in an established gaming market near the Cambodia-Thailand border, officially opened in May 2013 and achieved positive EBITDA for the month of July 2013
•	The new high-security Dolphin gaming chips and plaques manufacturing plant in Hong Kong is fully operational with attractive growth potential, including a near-term order pipeline of approximately $2 million in revenue as of June 30, 2013

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “It has been an eventful quarter for the Company with the opening of our new Dreamworld Poipet slot club, the completion of the relocation and repositioning of our gaming products division and the formulation of a strategic plan to drive improved earnings performance for Dreamworld Pailin.

“Quarterly performance benefited from strong contribution from our operations in NagaWorld. However, overall results were negatively impacted by lower revenue and high non-recurring costs for the gaming products division primarily due to the relocation of the manufacturing facilities from Australia to Hong Kong during the quarter and a gross margin loss for Dreamworld Pailin.

- more -

Entertainment Gaming Asia Reports Q2 2013 Results, 8/8/2013	page 2

“In addition to strong performance from NagaWorld, slot operations revenue benefited from Dreamworld Poipet. Our targeted marketing efforts have helped to begin building a quality player base for these operations and the achievement of positive EBITDA for the month of July. Slot operations performance in the quarter was negatively impacted by a decrease in revenue for our operations in the Philippines. This market is experiencing increasing competition from the development of major integrated casino resorts in Manila. With a solid local player base and proactive approach to marketing to our target customers, we are focused on improving customer loyalty. Further, this increasing competition is likely to bring consolidation at the slot club level and, we believe, this could provide an opportunity for us.

“For Dreamworld Pailin, we are preparing to implement efforts to refocus these operations that we believe will better allow us to capitalize on the existing market conditions and substantially reduce operating costs. We intend to introduce a new operating model with an increased focus on VIP players and a shift in the mix of gaming offerings, with the goal of improving the earnings potential for these operations.

“In addition to our gaming operations, our gaming products provide a diversified revenue stream with attractive earnings potential. With the production plant relocation behind us, we entered the third quarter of 2013 with a gaming chip and plaque order pipeline of approximately $2 million in revenue expected to be recorded during the third quarter, a more normalized operating cost structure and a focus on expanding our product offerings and customer base.

“We believe we have developed a business model that provides the ability to generate quality recurring cash flow. This has allowed us to invest in and grow our operations and pay down all of our debt. We are focused on growing our existing businesses and building our resources as we actively seek new growth opportunities in the high-growth economies of Indo-China.”

Q2 2013 Financial Review

The Company effected a 1:4 reverse stock split of its common shares on June 12, 2012. All historical share amounts and share information presented have been proportionally adjusted to reflect the impact of this reverse stock split, including basic and diluted weighted-average shares and shares issued and outstanding.

On March 28, 2013, the Company sold the portion of its subsidiary Dolphin Products Pty Limited business dedicated to the manufacture and sale of non-gaming plastic products, mainly automotive parts. All historical revenues and expenses associated with non-gaming plastic products operations for the periods presented have been reclassified as discontinued operations. Revenues of these non-gaming products and gaming chips and plaques were previously consolidated under the reporting segment “Other Products.” After the sale, the Company renamed “Other Products” as “Gaming Products,” which comprises its gaming chips and plaques operations.

Entertainment Gaming Asia’s second quarter of 2013 consolidated revenue was $5.8 million, a decrease of 5% compared to $6.2 million in the second quarter of 2012. The decrease was primarily due to lower sales of gaming products partially offset by higher gaming operations revenue.

- more -

Entertainment Gaming Asia Reports Q2 2013 Results, 8/8/2013	page 3

Revenue from gaming operations, which included slot and casino operations, was $5.7 million in the second quarter of 2013, an increase of 9% compared to $5.2 million in the second quarter of 2012. The increase was attributed to incremental revenue from the Dreamworld Pailin casino, which opened in May 2012, partially offset by lower slot operations revenue.

The Company recorded $4.8 million in revenue for slot operations in the second quarter of 2013, a decrease of 4% compared to $5.0 million in the second quarter of 2012 mainly attributable to the Philippine operations. The decrease in Philippine slot revenue was due to higher jackpot payouts and increasing competition in the market. Despite the revenue decline, Philippine average WUD improved slightly compared with the prior year quarter due to a lower installed base with higher performing machines.

The Company maintained strong revenue for Cambodia slot operations. NagaWorld operations contributed $3.7 million in revenue and $256 in average WUD to the second quarter of 2013, consistent with the same period last year. Dreamworld Poipet provided incremental revenue, which was offset by a decline in Thansur Bokor operations. Cambodia average WUD declined for the second quarter of 2013 compared to the prior year period due to the addition of machines in Dreamworld Poipet, which officially opened in May 2013, and to a lesser extent, Thansur Bokor, which officially opened in May 2012.

Slot Operations
Net Revenue to EGT (in millions)	Q2:13	Q2:12	Y/Y ∆
Cambodia (1)	$4.0	$4.0	-
Philippines	$0.8	$1.0	-20%
Consolidated	$4.8	$5.0	-4%

WUD (2)	Q2:13	Q2:12	Y/Y ∆
Cambodia (1)	$169	$215	-21%
Philippines	$74	$72	3%
Consolidated	$135	$147	-8%

EGM Seats in Operation	6/30/13	6/30/12	Y/Y ∆
Cambodia (1)	1,062	818	30%
Philippines	570	623	-9%
Consolidated	1,632	1,441	13%

(1)	Includes Dreamworld Poipet, which operates under a machine operation and participation agreement. Dreamworld Poipet soft opened on March 28, 2013 with 166 EGM seats and grand opened on May 9, 2013 with approximately 300 EGM seats.
(2)	Represents WUD for the Company’s slot machine operations. It excludes EGM seats in operation during venue soft open periods and applies revenue recognized on a cash basis in the calculation of WUD for venues for which revenues are recognized on a cash basis. During the second quarter of 2013, one venue in Cambodia operated during a soft open. Had these seats been included in the WUD calculation, Cambodia and consolidated WUD for this period would have been $157 and $129, respectively. During the second quarter of 2012, one venue in Cambodia operated during a soft open and one venue in the Philippines recognized revenue on a cash basis. There were no material differences to average WUD figures for this period had these seats been included in the WUD calculations.

- more -

Entertainment Gaming Asia Reports Q2 2013 Results, 8/8/2013	page 4

Casino operations, which comprised Dreamworld Pailin, contributed $907,000 to total gaming revenue in the second quarter of 2013, down from $1.1 million in the first quarter of 2013. The decline was due to lower player traffic levels. Operating expense for Dreamworld Pailin was $1.2 million for the second quarter of 2013, down from $1.3 million in the first quarter of 2013 due to the lower player traffic and cost reduction initiatives.

Revenue from gaming products, which comprised the manufacture and sale of gaming chips and plaques, was $162,000 in the second quarter of 2013, down from $978,000 in the second quarter of 2012. The decrease was mainly the result of the short production period given the strategic relocation of the manufacturing facilities from Australia to Hong Kong during the quarter. The relocation commenced in March and was completed in May 2013. However, final set-up including new personnel training, consultants and equipment testing resulted in approximately $166,000 in non-recurring operating costs and lower production efficiencies. As a result, the Company incurred a gross margin loss of $384,000 for these operations during the second quarter.

Entertainment Gaming Asia reported adjusted EBITDA of $1.9 million in the second quarter of 2013 compared to $2.8 million in the prior year period.

The Company reported a net loss from continuing operations of $385,000, or $0.01 per share, on a weighted average diluted share count of approximately 30.0 million in the second quarter of 2013. This compared to net income of $429,000, or $0.02 per share, on a weighted average diluted share count of approximately 31.3 million for the second quarter of 2012.

The decrease in adjusted EBITDA and the increase in net loss from continuing operations were primarily the result of the gross margin loss for the casino operations, lower revenue and high non-recurring costs for the gaming products division and foreign currency losses of approximately $292,000 compared to gains of approximately $25,000 in the prior year period. This negative differential in foreign exchange of approximately $317,000 was due to the strengthening of the U.S. dollar compared to foreign currencies in the markets in which the Company operates. The decrease in adjusted EBITDA and the increase in net loss from continuing operations were partially offset by lower operating expenses, including selling, general and administrative expenses, which were $1.4 million in the second quarter of 2013 compared to $1.6 million in the prior year period.

Refocusing Dreamworld Pailin to Improve Bottom-Line Performance

The Company is formulating a strategic change in the operating model for Dreamworld Pailin located at the Cambodia-Thailand border. Dreamworld Pailin opened in May 2012 and presently houses 26 table games and 58 EGM seats.

Dreamworld Pailin’s financial performance has been slow to ramp up and these operations are not yet profitable. After a thorough analysis of the operating results and market trends, the Company has formulated a new operating plan which it anticipates will better capitalize on the market conditions and allow for a substantial reduction in operating expenses.

- more -

Entertainment Gaming Asia Reports Q2 2013 Results, 8/8/2013	page 5

The new strategy entails a shift in the primary focus to the VIP market. As a result, the Company intends to reduce the number of tables in operation from 26 to approximately 16. The Company has recently expanded its new junket program to include five VIP promoters and is focused on adding more quality promoters to the program. In place of the removed tables, the Company intends to add semi-live electronic gaming tables with approximately 30 seats, which are intended to appeal to visiting individual mass market players. With its strong relationships with gaming suppliers, the Company plans to obtain these machines on a revenue sharing basis resulting in minimal capital investment.

By decreasing the emphasis on the higher-cost, mass market tour groups and increasing the focus on the VIP market, the Company’s goal is to significantly reduce operating costs by approximately 30-40% while increasing the dollar level of play. Under this refocused operating model, the Company estimates Dreamworld Pailin will achieve break-even to positive EBITDA within the next two quarters.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “As our first casino development project, Dreamworld Pailin has provided us a valuable learning experience with relatively low capital investment. The challenges we have faced in our first year of operations have provided us a firm understanding of this market and we are proactively taking steps to enhance the earnings potential for this project.

“Casino development remains a primary component of our growth strategy and this experience has provided us deeper operational expertise, which better prepares us for success in future projects. We are actively pursuing new projects in existing ready player markets that we believe will add meaningful scale to our operations.”

Dreamworld Poipet Ramping Up

The Company held the grand opening for Dreamworld Poipet, a slot hall in the established gaming market of Poipet at the Cambodia-Thailand border, on May 9, 2013. This $7.5 million project, which the Company exclusively developed and operates as a stand-alone extension to an existing casino, houses approximately 300 premium quality EGM seats.

With eight existing casinos in operation, Poipet is an established and growing regional gaming market. Given Dreamworld Poipet’s prominent location in the area and targeted marketing programs, the Company’s goal is to ramp up these operations and capture a meaningful share of the market.

Dreamworld Poipet has a low operating cost structure and requires average WUD of only approximately $25 to achieve breakeven EBITDA. In July 2013, the Company achieved solid improvement in operating performance and these operations contributed positive EBITDA. The Company continues to refine and expand its marketing programs and has already established a meaningful and growing quality player base.

Strong Potential for Dolphin Gaming Products

The Company entered the third quarter of 2013 with a strong order pipeline of approximately $2 million in revenue and a more normalized cost structure for the new gaming chips and plaque manufacturing facility in Hong Kong. The plant is working double shifts (24 hours/day) to fulfill these orders from existing customers and expects to book this revenue in the third quarter of 2013.

- more -

Entertainment Gaming Asia Reports Q2 2013 Results, 8/8/2013	page 6

With a strong existing customer base and relationships, a comprehensive suite of products and high-security production facilities located amidst the growing Asian gaming markets, the Company believes it is well positioned to benefit from the major casino development anticipated over the next several years in Asia. This combined with the ability to meaningfully reduce operating expenses in this relatively lower cost market, provides the potential to make the Company’s gaming products division a meaningful contributor to future earnings.

In addition, the Company is actively working on opportunities to expand its product offerings to include other gaming products. Adding to the product mix should further deepen the Company’s existing customer relationships and increase its marketability to new customers.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, concluded, “We are committed to increasing shareholder value. We believe that our business model offers growth potential and the ability to generate quality recurring cash flow. This combined with our established presence and strong relationships in our markets provide us a solid foundation from which to capitalize on the growth opportunities in our target markets in Asia.”

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, August 8, 2013, both of which are open to the general public. The conference call number is 800/905-9496 or 212/231-2937. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT) is a leading gaming company in Pan-Asia engaged in the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand as well as the leasing of electronic gaming machines on a revenue sharing basis to the gaming industry.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.  For more information please visit www.EGT-Group.com.

- more -

Entertainment Gaming Asia Reports Q2 2013 Results, 8/8/2013	page 7

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s slot operations business model, the earnings of the Pailin and Poipet gaming projects, the ability to reduce operating expenses for its casino operations in Pailin and otherwise realize the intended benefits of the strategic refocusing of its operations in Pailin, growth of the gaming industry in Asia, the Company’s ability to secure new casino and gaming projects and fund those projects, expectations for the Company’s gaming chips and plaques operations, the expected benefits from the relocation of the gaming chips and plaques operations to Hong Kong, the ability to expand its table game product offerings and the prospects for the expanded customer base for the Company’s gaming chips and plaques. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, obtain the gaming license and building permits for gaming development projects on a timely basis or at all, complete construction and development of the casino and gaming projects on budget and in a timely manner, identify and implement successful marketing and promotional strategies at the Company’s casino projects and identify and successfully develop additional projects in the Indo-China region, acquire additional capital as and when needed, ability to obtain the needed approval by certain customers from local gaming authorities to continue their purchase of gaming chips and plaques from the Hong Kong facility on a timely basis or at all, identify and implement successful marketing and promotional strategies and obtain and fulfill significant purchase orders from the customers for the Company’s gaming chips and plaques and those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 28, 2013 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

- financial tables follow -

Entertainment Gaming Asia Reports Q2 2013 Results, 8/8/2013	page 8

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
(amounts in thousands, except per share data)	2013	2012	2013	2012
Revenues:
Gaming operations, gross	$5,685	$5,198	$10,959	$10,154
Less: promotional allowances	—	—	—	—
Gaming operations, net	5,685	5,198	10,959	10,154
Gaming products	162	978	1,589	1,509
Total revenues	5,847	6,176	12,548	11,663

Operating costs and expenses:
Cost of gaming operations
Gaming equipment depreciation	1,262	1,180	2,404	2,289
Casino contract amortization	617	615	1,238	1,230
Other gaming related intangibles amortization	63	63	126	126
Other operating costs	1,730	950	3,491	1,474
Cost of gaming products	546	810	2,041	1,230
Selling, general and administrative expenses	1,440	1,637	3,057	3,222
Stock-based compensation expenses	198	287	445	552
Gain on dispositions of assets	—	(17)	—	(29)
Impairment of assets	—	71	—	71
Product development expenses	35	86	155	186
Depreciation and amortization	47	59	77	90
Total operating costs and expenses	5,938	5,741	13,034	10,441
(Loss)/income from operations	(91)	435	(486)	1,222

Other (expense)/income:
Interest expense and finance fees	(1)	(36)	(5)	(89)
Interest income	—	14	4	26
Foreign currency (losses)/gains	(292)	25	(188)	214
Other income	7	26	10	26
Total other (expense)/income	(286)	29	(179)	177

(Loss)/income from continuing operations before income tax expense	(377)	464	(665)	1,399

Income tax expense	(8)	(35)	(49)	(89)

Net (loss)/income from continuing operations	(385)	429	(714)	1,310
Net income/(loss) from discontinued operations, net of tax	99	55	(2,080)	146

Net (loss)/income	$(286)	$484	$(2,794)	$1,456

Basic and diluted earnings per share:
(Loss)/earnings from continuing operations	$(0.01)	$0.02	$(0.02)	$0.05
(Loss)/earnings from discontinued operations, net of tax	$—	$—	$(0.07)	$—
(Loss)/earnings	$(0.01)	$0.02	$(0.09)	$0.05

Weighted average common shares outstanding
Basic	30,025	29,918	30,024	29,909
Diluted	30,025	31,329	30,024	30,717

- more -

Entertainment Gaming Asia Reports Q2 2013 Results, 8/8/2013	page 9

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	June 30, 2013	December 31, 2012
(amounts in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,789	$10,365
Accounts receivable, net	404	1,841
Other receivables	692	112
Inventories	1,108	2,047
Prepaid expenses and other current assets	526	387
Total current assets	7,519	14,752

Gaming equipment, net	9,874	9,724
Casino contracts	6,682	7,982
Property and equipment, net	8,751	6,170
Goodwill	362	380
Intangible assets, net	1,065	1,253
Contract amendment fees	288	342
Deferred tax assets	—	201
Prepaids, deposits and other assets	2,558	2,914
Total assets	$37,099	$43,718

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$844	$3,636
Amount due a related party	21	—
Accrued expenses	1,625	2,619
Customer deposits and other current liabilities	564	656
Total current liabilities	3,054	6,911

Other liabilities	738	1,078
Deferred tax liability	137	137
Total liabilities	3,929	8,126

Stockholders’ equity:
Common stock, $.001 par value, 75,000,000 shares authorized; 30,024,662 and 29,974,662 shares issued and outstanding, respectively	30	30
Additional paid-in-capital	32,813	32,224
Accumulated other comprehensive income	712	929
(Accumulated losses)/retained earnings since January 1, 2011 ($386.1 million accumulated deficit eliminated upon quasi-reorganization)	(386)	2,408
Total EGT stockholders’ equity	33,169	35,591
Non-controlling interest	1	1
Total stockholders’ equity	33,170	35,592
Total liabilities and stockholders’ equity	$37,099	$43,718

- more -

Entertainment Gaming Asia Reports Q2 2013 Results, 8/8/2013	page 10

Entertainment Gaming Asia Inc.

Adjusted EBITDA from Continuing Operations

(Unaudited)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
(amounts in thousands)	2013	2012	2013	2012
Net (loss)/income from continuing operations – GAAP	$(385)	$429	$(714)	$1,310
Interest expense and finance fees	1	36	5	89
Interest income	—	(14)	(4)	(26)
Income tax expense	8	35	49	89
Depreciation and amortization	2,064	1,936	3,966	3,770
Stock-based compensation expenses	198	287	445	552
Impairment of assets	—	71	—	71
Gain on dispositions of assets	—	(17)	—	(29)
EBITDA from continuing operations, as adjusted	$1,886	$2,763	$3,747	$5,826

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

# # #